Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to us in Newmont Mining Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2003. We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-69145, 333-75993, 333-64795, 333-04161, 33-49872, 33-06129, 333-69147, 333-38178, 333-38184, 333-50516, 333-19335-01, 333-86534 and 333-86530, Registration Statement on Form S-3 No. 333-112142 and Registration Statements on Form S-4 Nos. 333-112143 and 333-92029 of Newmont Mining Corporation of our report dated February 27, 2004 (except for Note 32 as to which the date is July 27, 2004 relating to the financial statements of Newmont Mining Corporation and our report dated February 27, 2004 relating to the financial statements of Nusa Tenggara Partnership V.O.F. which appear in this Form 10-K/A.

/s/    PRICEWATERHOUSECOOPERS LLP

July 27, 2004